                                                                     EXHIBIT 2.2


                             FIRST AMENDMENT TO THE

                          AGREEMENT AND PLAN OF MERGER


        THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), is made and entered into as of the 22 day of May, 2001, by and among SONICBLUE INCORPORATED, a Delaware corporation ("Parent"), REWIND ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and REPLAYTV, INC., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

        WHEREAS, Parent, Merger Sub and the Company executed an Agreement and Plan of Merger, dated as of March 23, 2001 (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement.

        WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein:

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

        1. Section 1.11(a) of the Merger Agreement is hereby amended and restated in its entirety as set forth below:

               "(a) Parent Common Stock. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with Section 1.6(a), the aggregate number of shares of Parent Common Stock issuable as of the Effective Time in exchange for outstanding shares of Company Capital Stock as of the Effective Time (excluding any shares of Parent Common Stock which may be issued upon exercise of Company Options or Company Warrants) (the "Parent Closing Date Shares"), the aggregate amount of cash equal to the product of the Parent Closing Date Shares multiplied by the Per Share Cash Consideration, if any, and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9; provided, however, that, on behalf of the holders of Company Capital Stock as of the Effective Time, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the General Escrow Amount, provided further, however, that the portion of the General Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be equal to the portion of the aggregate number of shares of Parent Common Stock issuable to all holders of Company Capital Stock in the Merger which such holder would otherwise be entitled to receive by virtue of


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

        ownership of outstanding shares of Company Capital Stock; and provided, further, that, on behalf of (i) the holders of Company Preferred Stock as of the Effective Time and (ii) the Management Holders of Company Common Stock as of the Effective Time, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the IP Escrow Amount; and provided further, however that the portion of the IP Escrow Amount contributed on behalf of each such stockholder of the Company that is required to contribute to the IP Escrow Amount shall be equal to the portion of the aggregate number of shares of Parent Common Stock issuable to all such holders who contribute to the IP Escrow Amount in the Merger which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Capital Stock."

        2. The second sentence of Section 7.2(a) of the Merger Agreement is hereby deleted and shall be replaced in its entirety as set forth below:

               "The portion of the General Escrow Amount contributed on behalf of each stockholder of the Company shall be equal to the portion of the aggregate number of shares of Parent Common Stock issuable to all holders of Company Capital Stock in the Merger which such holder would otherwise be entitled under Section 1.6 hereof (excluding any shares of Parent Common Stock which such holder would be entitled to receive upon exercise of Company Options or Company Warrants after the Effective
        Time) and the portion of the IP Escrow Amount contributed on behalf of each stockholder of the Company that is required to contribute to the IP Escrow Amount shall be equal to the portion of the aggregate number of shares of Parent Common Stock issuable to all such holders who contribute to the IP Escrow Amount in the Merger which such holder would otherwise be entitled under Section 1.6 hereof (excluding any shares of Parent Common Stock which such holder would be entitled to receive upon exercise of Company Options or Company Warrants after the Effective
        Time)."

        3. The following definitions set forth in Section 10.1 of the Merger Agreement are hereby amended and restated in their entirety and/or added to such
Section 10.1 as set forth below:

               "IP Escrow Amount" means the sum of (a) the number of shares of Parent Common Stock obtained by multiplying (i) the aggregate number of shares of Parent Common Stock issuable by Parent at the Effective Time to (A) holders of Company Preferred Stock in consideration for such holders' shares of Company Preferred Stock and (B) the Management Holders of Company Common Stock in consideration for such holders' shares of Company Common Stock, in each case in accordance with Section 1.6, including shares of Parent Common Stock issuable pursuant to
        Section 1.6(e) (which does not include any Parent Common Stock to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective Time), by (ii) 0.10 plus (b) the aggregate amount of cash obtained by multiplying (i) the aggregate amount of cash issuable by Parent at the Effective Time to (A) holders of Company Preferred Stock in consideration for such holders' shares of Company Preferred Stock and (B) the Management

        Holders of Company Common Stock in consideration for such holders' shares of Company Common Stock, in each case in accordance with Section 1.6(e) (which does not include any cash to be issued by Parent upon exercise of Company Options or Company Warrants after the Effective
        Time) by (ii) 0.10.

               "Management Holders" shall mean the holders of Company Common Stock set forth on Schedule 10.1 attached to the First Amendment to the Agreement and Plan of Merger.

        4. Other than with respect to the Sections of the Merger Agreement specifically enumerated above, this Amendment does not modify, change or delete any other addendum, term, provision, representation, warranty or covenant (the "Provisions") relating to or contained in the Merger Agreement, and all such Provisions shall remain in full force and effect.

        5. As soon as reasonably practicable after the execution of this Amendment (but in any event prior to the Closing), the Company will use commercially reasonable efforts to obtain executed IP Escrow Acknowledgments, in substantially the form attached hereto as EXHIBIT O, from each Management Holder.

        6. This Amendment shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to its laws as to conflict of laws.

        7. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

REPLAYTV, INC.                      SONICBLUE INCORPORATED


By     /s/ Anthony Wood             By     /s/ Kenneth F. Potashner
   --------------------------          -----------------------------------------

Name   Anthony Wood                 Name   Kenneth F. Potashner
     ------------------------            ---------------------------------------

Title  CEO                          Title  President and Chief Executive Officer
      -----------------------             --------------------------------------



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

REWIND ACQUISITION CORP.


By     /s/ Kenneth F. Potashner
   ----------------------------------

Name   Kenneth F. Potashner
     --------------------------------

Title  President
      -------------------------------





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

                                  SCHEDULE 10.1

                   MANAGEMENT HOLDERS OF COMPANY COMMON STOCK

          Anthony Wood                            6,000,000

          Edward Kessler                            879,640

          Layne Britton                             490,000

          Dan Levin                                 300,000

          Dougherty, The Craig                      200,000
          Walter Dougherty Trust,
          UTD 9-10-98, Craig
          Walter Dougherty,
          Trustee

          Mark Stratton                             122,500

          Natasha Skok                              112,500

          Thomas Carhart                             67,708

          Marcus Smith                               52,500

          Kevin Bohren                               38,720
                                                  ---------
                                                  8,263,568




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